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                                                                    Exhibit 10.2


KirchSport Limited
Floor 31 Centrepoint Tower
103 New Oxford Street
London
WC1A 1DD


                                                                    29 July 2002

Dear Sirs,


Inter-company Arrangements between Global Interactive Gaming Limited ("GIG") and KirchSport Limited ("KirchSport")


Further to our meeting on Tuesday 18 June 2002 where we discussed the terms of the proposed sale of GIG to Interactive Systems Worldwide Inc or an affiliated company ("ISWI"), this sale requires agreement between KirchSport and GIG on certain inter-company arrangements as set out below.

With effect from the date that GIG is acquired by ISWI ("Closing") GIG and KirchSport agree as follows:

1. Subject to the terms of this agreement the letter agreement dated 20 November 2000 concerning the sharing of certain floorspace and associated costs at Centre Point Tower, 103 Oxford Street, London WC1A 1DD ("Centre Point") between GIG and KirchSport shall be terminated by mutual agreement and neither GIG nor KirchSport shall thereafter have any responsibility or liability to the other in relation thereto.

2. GIG represents and warrants that it owns 25% of the leasehold improvements (including fitting out works) on the 32nd floor and hereby assigns these to KirchSport free of any lien charge or other liability or encumbrance.

3. GIG represents and warrants that it owns 25% of the office furniture and related equipment located on the 32nd floor of Centre Point and hereby assigns all ownership rights thereto to KirchSport (with the exception of the items listed in Schedule A hereto), free of any lien charge or other liability or encumbrance.

4. Except as set out in clauses 2, 3 and 5 hereof GIG shall (excluding any interest (if any) in the 32nd floor held by PiV) deliver vacant possession of the 32nd floor to KirchSport upon Closing.

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5.       GIG shall at its own cost and risk procure and maintain its own external BT lines into the telephone system and associated reception software housed on the 32nd floor of Centre Point ("Phone System") and shall be solely responsible for all charges in relation thereto. GIG shall be liable for 75% of all costs associated with the maintenance and servicing of the Phone System to be due and payable within 30 days of receipt of invoice. Both parties shall continue to use the Phone System until such time as either vacates its respective occupancy in Centre Point. KirchSport hereby grants to GIG the right and obligation to purchase the proportion of the Phone System owned by KirchSport at its net book value and take over all related maintenance and service contracts on or before the date at which KirchSport ceases to hold the lease of or occupy the 31st and 32nd floor of Centre Point or at such other date mutually agreed between the parties in writing ("Acquisition Date") and GIG shall thereafter on a timely basis at its sole cost remove the Phone System from the 31st and 32nd floors of Centre Point. KirchSport agrees to keep in place all necessary agreements for the maintenance and servicing of the Phone System for which GIG is to contribute 75% of the cost up to and including the Acquisition Date.

6.       GIG will cease using the Kirchsport Franking Machine.

7. GIG will at its own cost procure and maintain its own high bandwidth internet lines.

8. Other than as expressly set out herein, KirchSport may, following the date hereof, at its discretion terminate any maintenance, service, rental, insurance or other arrangement in relation to the 31st and 32nd floors of Centre Point without any liability to GIG whatsoever.

9. KirchSport shall use reasonable endeavours to assign or novate the contracts for all mobile phones utilised by GIG employees ("Mobile Phones") into the name of GIG, and both parties shall cooperate in good faith and do all acts necessary to achieve this, provided that KirchSport reserves the right to terminate the contracts for the Mobile Phones if the assignment or novation is not completed within 30 days of Closing.

10. GIG shall procure and maintain its own insurance policies and shall be removed from all policies held in the joint names of GIG, Prisma iVentures Limited and KirchSport effective from the Closing.

11. GIG shall upon Closing pay into a bank account designated by KirchSport in writing the sum of US$95,000 (or the then equivalent amount in Pounds Stirling) in full and final settlement for all debts, loans, expenses or other amounts owed to KirchSport and neither party shall thereafter have any further obligations or indebtedness to the other.

Notwithstanding anything else contained in this agreement, KirchSport shall be entitled to terminate this agreement forthwith upon notice without any liability whatsoever if the Closing has not been fully and finally completed on or before 15 August 2002.

Following the Closing, GIG and Kirchsport shall from time to time execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be reasonably necessary or otherwise reasonably requested by the other party to confirm and assure the rights and obligations provided for in this letter and to give effect to the intentions thereof.

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This letter agreement and its contents shall be kept confidential by both parties except to the extent any disclosure is required by law by either GIG or ISWI or otherwise made to ISWI. This letter agreement shall be governed by the laws of England.

To signal your acceptance of the above please sign and date the attached copy of this letter.

Yours sincerely
For and on behalf of                         Accepted for and on behalf of
Global Interactive Gaming Limited            KirchSport Limited


                                             /s/ Olivier Seibert and
/s/Cees Zwaard                               /s/ Michael Francombe
--------------                               --------------------------------
Cees Zwaard                                  Name(s): Oliver Seibert and
Chief Executive Officer                      Michael Francombe
                                             Date: July 29, 2002





















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                                                              SCHEDULE A

                        EXCLUDED FURNITURE AND EQUIPMENT


Asset

Plasma TV at reception on the 32nd
1 x Video from the conference room on the 32nd
B&W printer currently on the 32nd floor. Printer 6
Rotel DVD player
Rancilio S27 espresso coffee maker plus bean grinder
2 x over-head lighting unit (your office)
7 x 3 draw white filing cabinets
Rexel WB650 wire document binder
Various assorted stationery plus crockery/cutlery items
Telephone System located on the 31st and 32nd floors of Centre Point Tower, currently utilized by GIG, PiV and KirchSport

Canon GP 335 photocopier  - lease to be assigned